Exhibit 99.1

10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE

NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate August 10, 2009 Jon Swets, CFO 616.494.7645

Macatawa Bank Corporation Revises 2nd Quarter Results

Holland, Michigan, August 10, 2009 — Macatawa Bank Corporation today announced that it has filed its Report on Form 10-Q for the quarter ended June 30, 2009 with the Securities and Exchange Commission.

For the second quarter of 2009, the Company revised its results compared to those announced in a press release on July 20, 2009. This revision arises from additional provisions for loan losses due to real estate appraisals of collateral for certain loans received by the Company between the July 20, 2009 release and the date of filing the Form 10-Q for the quarter ended June 30, 2009. As required by accounting principles, the Company has recorded this charge against earnings and revised the financial statements included with the press release of July 20, 2009.

The Company reported a net loss of $30.4 million in the Form 10-Q for the second quarter of 2009 as compared to a loss of $18.6 in its press release of July 20, 2009. For the first six months of 2009, the Company reported a net loss of $34.5 million in the Form 10-Q as compared to a net loss of $22.7 million in its press release of July 20, 2009.

Ronald L. Haan, Co-Chief Executive Officer of Macatawa Bank Corporation stated, “Subsequent to issuing our press release on July 20, 2009, we received additional appraisals and other information that required us to make adjustments to the provision for loan losses. Accounting principles require that values of certain assets be marked to an exit price as if it was sold on the date of the report. In the current rapidly changing real estate market, valuation estimates are difficult, yet continue to reflect declines in value. The additional provisions for loan losses are unrealized losses that are management’s best estimate of the inherent probable losses in the portfolio. Actual losses will ultimately be determined by future events that will likely be linked to the future condition of the general economy and real estate markets.”

Shareholders’ equity at quarter end, June 30, 2009 was $116.6 million. The Company and its wholly-owned subsidiary, Macatawa Bank, continue to maintain capital levels in excess of regulatory minimums for well capitalized bank holding companies and banks.

Following are revised key asset quality measures as of and for the quarter ended June 30, 2009 as reported in the Form 10-Q filed today as compared to the measures announced in the press release dated July 20, 2009.

Dollars in 000s	30-June-09 Revised	30-June-09 Initially Released

Quarterly provision for loan losses	$20,630	$8,400
Allowance for loan losses (AFLL)	$37,621	$32,291
Total loans	$1,621,895	$1,628,794
Non-performing loans (NPL)	$96,164	$103,064
Quarterly net charge-offs (NCO)	$22,105	$15,205
NPL / loans	5.93%	6.33%
Past due loans / loans	7.09%	7.48%
AFLL / loans	2.32%	1.98%
NCO / average loans (annualized)	5.27%	3.62%

Haan added, “We remain focused on building and preserving capital, improving asset quality, containing credit costs and emphasizing improved operating efficiencies within this sustained economic downturn.”

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to probable losses, actual future losses, capital raising activities, dividends, future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”